UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))
☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a 12

Business Development Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BDCA Business Development Corporation of America Your vote is needed! Dear Stockholder: We are pleased to inform you that we are preparing for Business Development Corporation of America's ("BDCA", the "Company", "we", or "our") upcoming annual shareholder meeting, which will be held on May 30th, at 10:00 AM EST. We must successfully complete this year's annual stockholder meeting proxy process in advance of the date of the meeting in order not to adjourn the annual meeting. Enclosed are the proxy materials, which describe the business to be conducted at the annual meeting. Please review them carefully. You are being asked to elect two members to the Company's Board of Directors and, authorize the Company, with approval of its Board of Directors, to sell or otherwise issue up to 25% of the Company's outstanding common stock at a price below the Company's then current net asset value per share. Please respond to the proxy solicitation by voting in favor of each of the proposals described in the proxy materials by one of the three methods below. Failure to obtain the required votes for all of the proposals will adjourn the annual meeting, and will need to be rescheduled until all voting requirements are met. If you have any questions, please feel free to contact your financial advisor or visit our website at www.bdcofamerica.com. Sincerely, Richard Byrne Chairman and Chief Executive Officer PROXY QUESTIONS?

Call 855-486-7909 THREE WAYS TO VOTE Phone WITHOUT A PROXY CARD Call 855-486-7909 Monday to Friday, 9:00a.m. to 9:00p.m. EDT to speak with a proxy specialist. WITH A PROXY CARD Call 800-690-6903 with a touch-tone phone to vote using an automated system. I;J Online WWW. PROXYVOTE. COM/ B DCA Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form. Mail VOTE PROCESSING Mark, sign and date your proxy card and return it in the postage-paid envelope provided. There are easy-to-follow directions to help you complete the electronic voting instruction form. DR Z72387-LTR